Exhibit 10.1

ZENTRUM ENERGIE TRUST AG.

Hochwachtstrasse 4 Steinhausen Ch. 6312

Octagon 88
Zeglistrasse 30
6390 Englberg, Switzerland

Attention: President and the Board of Directors

Re: Financing Commitment and Credit Facility Agreement

Dear Sirs

We hereby by mutual execution of this letter agreement, confirm we will provide both debt and equity funds to your company up to $2,500,000. CDN

These funds are to be used for investments in operating Oil Companies located internationally. Up to 10 percent may be allocated for G and A, soft costs of due diligence, and other as we approve from time to time to time. It is our understanding your plan is to invest strictly in private companies and not assume control positions, there by maintain an Oil and Gas Investment company business strategy.

We will be granted a first security charge position on the investments acquired with the funds drawn under any portion of the credit facility.

The first draw is agreed will be an equity placement of 500,000. At 2.50 USD per share with 2 full warrants at 3.00 per share.  The first warrant must be exercised within 1 year of this agreement. The second warrant will have an expiry date of 3 years after closing of the first draw under this agreement.

Any funds drawn under the debt portion of this agreement will be extended the same conversion prices and warrant terms as the first equity placement described above.

Registration rights will be provided to us in the closing documents.

Fees of 8 percent of equity placements and 3 percent on debt will be deducted at funding on all draws. If any portions of a debt advance are converted a further 5 percent will be paid by your company.

Furthermore a first right of refusal agreement will be prepared and provided to our company at closing, on all financings for a period of 2 years.

It is intended that this agreement will comply with authorities having jurisdiction, hence any amendments to terms and conditions provided in this letter agreement are consented to prior to execution now.

We acknowledge this financing is unsolicited by your company. Upon receiving an executed copy of this agreement we will instruct our legal counsel to prepare closing documents.

For and on behalf of Zentrum Energie Trust AG

/s/ Guido Hilekes
__________________
Guido Hilekes Director

For and on behalf of Octagon 88 Resources Inc.

/s/ Feliciano Tighe
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Feliciano Tighe, President and Director